FUND ACCOUNTING SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of the last day written below, by and between NORTH SQUARE INVESTMENTS TRUST, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, USBFS is, among other things, in the business of providing mutual fund accounting services to investment companies; and

WHEREAS, the Trust desires to retain USBFS to provide accounting services to each series of the Trust listed on Exhibit A hereto (as amended from time to time) (each a “Fund” and collectively, the “Funds”).

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS as Fund Accountant

The Trust hereby appoints USBFS as fund accountant of the Trust on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.  The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

2.	Services and Duties of USBFS

USBFS shall provide the following accounting services to the Fund:

A.	Portfolio Accounting Services:

(1)	Maintain portfolio records on a trade date+1 basis using security trade information communicated from the Fund’s investment adviser.

(2)
For each valuation date, obtain prices from a pricing source approved by the board of trustees of the Trust (the “Board of Trustees”) and apply those prices to the portfolio positions.  For those securities where market quotations are not readily available, the Board of Trustees shall approve, in good faith, procedures for determining the fair value for such securities.

(3)	Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for each accounting period.

(4)
Determine gain/loss on security sales and identify them as short-term or long-term; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.

(5)	On a daily basis, reconcile cash of the Fund with the Fund’s custodian.

(6)	Transmit a copy of the portfolio valuation to the Fund’s investment adviser daily.

(7)	Review the impact of current day’s activity on a per share basis, and review changes in market value.

B.	Expense Accrual and Payment Services:

(1)	For each valuation date, calculate the expense accrual amounts as directed by the Trust as to methodology, rate or dollar amount.

(2)	Process and record payments for Fund expenses upon receipt of written authorization from the Trust.

(3)	Account for Fund expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by USBFS and the Trust.

(4)	Provide expense accrual and payment reporting.

C.	Fund Valuation and Financial Reporting Services:

(1)	Account for Fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity as reported by the Fund’s transfer agent on a timely basis.

(2)
Determine net investment income (earnings) for the Fund as of each valuation date.  Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

(3)	Maintain a general ledger and other accounts, books, and financial records for the Fund.

(4)	Determine the net asset value of the Fund according to the accounting policies and procedures set forth in the Fund's current prospectus.

(5)	Calculate per share net asset value, per share net earnings, and other per share amounts reflective of Fund operations at such time as required by the nature and characteristics of the Fund.

(6)	Communicate to the Trust, at an agreed upon time, the per share net asset value for each valuation date.

(7)	Prepare monthly reports that document the adequacy of accounting detail to support month-end ledger balances.

(8)	Prepare monthly security transactions listings.

D.	Tax Accounting Services:

(1)
Maintain accounting records for the investment portfolio of the Fund to support the tax reporting required for “regulated investment companies” under the Internal Revenue Code of 1986, as amended (the “Code”).

(2)	Maintain tax lot detail for the Fund’s investment portfolio.

(3)	Calculate taxable gain/loss on security sales using the tax lot relief method designated by the Trust.

(4)	Provide the necessary financial information to calculate the taxable components of income and capital gains distributions to support tax reporting to the shareholders.

E.	Compliance Control Services:

(1)
Support reporting to regulatory bodies and support financial statement preparation by making the Fund's accounting records available to the Trust, the Securities and Exchange Commission (the “SEC”), as authorized by the Trust, and the independent accountants.

(2)	Maintain accounting records required by the 1940 Act and regulations provided thereunder.

(3)
Perform its duties hereunder in compliance with all applicable laws and regulations and consistent with applicable industry standards and provide any sub-certifications reasonably requested by the Trust in connection with any certification required of the Trust pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, provided the same shall not be deemed to change USBFS’ standard of care as set forth herein.

(4)
In order to assist the Trust in satisfying the requirements of Rule 38a-1 under the 1940 Act (the “Rule”), USBFS will provide the Trust’s Chief Compliance Officer with reasonable access to USBFS’s records relating the services provided by it under this Agreement, and will provide quarterly compliance reports and related certifications regarding any Material Compliance Matter (as defined in the Rule) involving USBFS that affect or could affect the Trust.

(5)
Cooperate with the Trust’s independent accountants and take all reasonable action in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion on the Fund’s financial statements without any qualification as to the scope of their examination.

3.	License of Data; Warranty; Termination of Rights
A.
The valuation information and evaluations being provided to the Trust by USBFS pursuant hereto (collectively, the “Data”) are being licensed, not sold, to the Trust.  The Trust has a limited license to use the Data only for purposes necessary to valuing the Trust’s assets and reporting to regulatory bodies (the “License”).  The Trust does not have any license nor right to use the Data for purposes beyond the intentions of this Agreement including, but not limited to, resale to other users or use to create any type of historical database.  The License is non-transferable and not sub-licensable.  The Trust’s right to use the Data cannot be passed to or shared with any other entity.

The Trust acknowledges the proprietary rights that USBFS and its suppliers have in the Data.

B.	THE TRUST HEREBY ACCEPTS THE DATA AS IS, WHERE IS, WITH NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OR ANY OTHER MATTER.

C.
USBFS may stop supplying some or all Data to the Trust if USBFS’ suppliers terminate any agreement to provide Data to USBFS.  Also, USBFS may stop supplying some or all Data to the Trust if USBFS reasonably believes that the Trust is using the Data in violation of the License, or breaching its duties of confidentiality provided for hereunder, or if any of USBFS’ suppliers demand that the Data be withheld from the Trust.  USBFS will provide notice to the Trust of any termination of provision of Data as soon as reasonably possible.

4.	Pricing of Securities
A.
For each valuation date, USBFS shall obtain prices from a pricing source recommended by USBFS and approved by the Board of Trustees and apply those prices to the portfolio positions of the Fund.  For those securities where market quotations are not readily available, the Board of Trustees shall approve, in good faith, procedures for determining the fair value for such securities.

If the Trust desires to provide a price that varies from the price provided by the pricing source, the Trust shall promptly notify and supply USBFS with the price of any such security on each valuation date.  All pricing changes made by the Trust will be in writing and must specifically identify the securities to be changed by CUSIP, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

B.
In the event that the Trust at any time receives Data containing evaluations, rather than market quotations, for certain securities or certain other data related to such securities, the following provisions will apply:  (i) evaluated securities are typically complicated financial instruments.  There are many methodologies (including computer-based analytical modeling and individual security evaluations) available to generate approximations of the market value of such securities, and there is significant professional disagreement about which method is best.  No evaluation method, including those used by USBFS and its suppliers, may consistently generate approximations that correspond to actual “traded” prices of the securities; (ii) methodologies used to provide the pricing portion of certain Data may rely on evaluations; however, the Trust acknowledges that there may be errors or defects in the software, databases, or methodologies generating the evaluations that may cause resultant evaluations to be inappropriate for use in certain applications; and (iii) the Trust assumes all responsibility for edit checking, external verification of evaluations, and ultimately the appropriateness of using Data containing evaluations, regardless of any efforts made by USBFS and its suppliers in this respect.

5.	Changes in Accounting Procedures
Any resolution passed by the Board of Trustees that affects accounting practices and procedures under this Agreement shall be effective upon written receipt of notice and acceptance by USBFS.

6.	Changes in Equipment, Systems, Etc.
USBFS reserves the right to make changes from time to time, as it deems advisable, relating to its systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the services provided to the Trust under this Agreement.

7.	Compensation
USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time).  USBFS shall also be reimbursed for such miscellaneous expenses set forth in Exhibit B as are reasonably incurred by USBFS in performing its duties hereunder.  The Trust shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute.  The Trust shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith.  The Trust shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid.  With the exception of any fee or expense the Trust is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date.  Notwithstanding anything to the contrary, amounts owed by the Trust to USBFS shall only be paid out of the assets and property of the particular Fund involved.

8.	Representations and Warranties
A.	The Trust hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

B.	USBFS hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

9.	Standard of Care; Indemnification; Limitation of Liability
A.
USBFS shall exercise reasonable care, consistent with applicable industry standards, in the performance of its duties under this Agreement.  Neither USBFS nor its suppliers shall be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or any third party in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’ control, except a loss arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement, including USBFS’ selection/retention by it of any agents or delegatees assisting in connection with the services provided by USBFS hereunder.  Provided that USBFS has fully satisfied, and is in full compliance with, all of its obligations hereunder, the Trust shall indemnify and hold harmless USBFS and its suppliers from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that USBFS or its suppliers may sustain or incur or that may be asserted against USBFS or its suppliers by any person arising out of or related to (X) any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Trust, as approved by the Board of Trustees of the Trust, or (Y) the Data, or any information, service, report, analysis or publication derived therefrom, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “USBFS” shall include USBFS’ directors, officers and employees.

The Trust acknowledges that the Data are intended for use as an aid to institutional investors, registered brokers or professionals of similar sophistication in making informed judgments concerning securities.  The Trust accepts responsibility for, and acknowledges it exercises its own independent judgment in, its selection of the Data, its selection of the use or intended use of such, and any results obtained.  Nothing contained herein shall be deemed to be a waiver of any rights existing under applicable law for the protection of investors.

USBFS shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’ refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “Trust” shall include the Trust’s trustees, officers and employees.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues.  USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS.  USBFS agrees that it shall, at all times, have reasonable contingency plans, consistent with applicable industry standards, with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available, consistent with applicable industry standards.  Representatives of the Trust shall be entitled to inspect USBFS’ premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.  Moreover, USBFS shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

Neither party to this Agreement shall be liable to the other party for (i) consequential, special or punitive damages under any provision of this Agreement; or (ii) any delay by reason of circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; acts of terrorism; sabotage; strikes; epidemics; riots; power failures; computer failure and any such circumstances beyond its reasonable control as may cause interruption, loss or malfunction of utility, transportation, computer (hardware or software) or telephone communication service; accidents; labor disputes; acts of civil or military authority; governmental actions; or inability to obtain labor, material, equipment or transportation; or inability to obtain labor, material, equipment or transportation; provided that the party in question has otherwise fully satisfied its obligations under this Agreement.

B.
In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification.  The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification.  In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section.  The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 9 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If USBFS is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

10.	Notification of Error
The Trust will notify USBFS of any discrepancy between USBFS and the Trust, including, but not limited to, failing to account for a security position in a Fund’s portfolio, upon the later to occur of: (i) three business days after receipt of any reports rendered by USBFS to the Trust; (ii) three business days after discovery of any error or omission not covered in the balancing or control procedure; or (iii) three business days after receiving notice from any shareholder regarding any such discrepancy.

11.	Data Necessary to Perform Services
The Trust or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

12.	Proprietary and Confidential Information
A.
USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, and where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, in which case such approval may not be unreasonably withheld, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Trust.  Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph.

Further, USBFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time.  In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders.

B.
The Trust, on behalf of itself and its trustees, officers, and employees, will maintain the confidential and proprietary nature of the Data and agrees to protect it using the same efforts, but in no case less than reasonable efforts, that it uses to protect its own proprietary and confidential information.

13.	Records
USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, and consistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder.  USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request.

14.	Compliance with Laws
The Trust acknowledges that it has and retains primary responsibility for all compliance matters relating to the Funds, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA Patriot Act of 2001 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its current prospectus and statement of additional information.  USBFS acknowledges that USBFS’ services hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Board of Trustee’s oversight responsibility with respect thereto, however, in this regard, USBFS acknowledges that the Trust is relying on the timely and accurate performance of such services by USBFS in fulfilling such responsibilities of the Trust.

15.	Term of Agreement; Amendment
This Agreement shall become effective as of the date first written above and will continue in effect for a period of three (3) years.  This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties.  Subsequent to the end of the three (3) year period, this Agreement continues until one party gives 90 days prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust, and authorized or approved by the Board of Trustees.

16.	Early Termination
In the absence of any material breach of this Agreement, should the Trust elect to terminate this Agreement prior to the end of the three (3) year term, the Trust agrees to pay the following fees:

a.	all monthly fees through the life of the Agreement, including the repayment of any negotiated discounts;
b.	all fees associated with converting services to successor service provider;
c.	all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;
d.	all miscellaneous costs associated with a. to c. above.

17.	Duties in the Event of Termination
In the event that, in connection with termination, a successor to any of USBFS’ duties or responsibilities hereunder is designated by the Trust by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Trust, transfer to such successor all relevant books, records, correspondence and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which USBFS has maintained the same, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’ personnel in the establishment of books, records and other data by such successor.  If no such successor is designated, then such books, records and other data shall be returned to the Trust.

18. Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of USBFS, or by USBFS without the written consent of the Trust accompanied by the authorization or approval of the Trust’s Board of Trustees.

19. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles.  To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

20. No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

21. Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

22. Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

23. Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, WI  53202
ATTN:  President

and notice to the Trust shall be sent to:

North Square Investments Trust
c/o North Square Investments, LLC
10 S. LaSalle St. Suite 1925, Chicago, IL 60603
ATTN: Mark Goodwin, Chief Executive Officer

With a copy to:

Robert M. Kurucza
Goodwin Procter LLP
901 New York Avenue, NW
Washington, DC 20001

24. Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

SIGNATURE ON THE FOLLOWING PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date last written below.

NORTH SQUARE INVESTMENTS TRUST U.S. BANCORP FUND SERVICES, LLC

By:________________________________ By:______________________________

Name:_____________________________ Name: ___________________________

Title:______________________________ Title: _____________________________

Exhibit A
to the
Fund Accounting Servicing Agreement

Fund Names

NORTH SQUARE OAK RIDGE SMALL CAP GROWTH FUND

NORTH SQUARE INTERNATIONAL SMALL CAP FUND

NORTH SQUARE DYNAMIC SMALL CAP FUND

NORTH SQUARE OAK RIDGE DISCIPLINED GROWTH FUND

NORTH SQUARE MULTI STRATEGY FUND

NORTH SQUARE OAK RIDGE DIVIDEND GROWTH FUND

NORTH SQUARE GLOBAL RESOURCE & INFRASTRUCTURE FUND

Exhibit B
to the
Fund Accounting Servicing Agreement

Fund Administration, Fund Accounting & Portfolio Compliance Services Fee Schedule at

Annual Fee Based Upon Average Net Assets at the complex level*
[  ] basis points on the first $[  ]
[  ] basis points on the next $[  ]
[  ] basis points on the balance
Minimum Annual Fee: $[  ] based on seven funds. Minimum increases $[  ] per each additional fund.

▪	Additional fee of $[ ] for each additional class, Controlled Foreign Corporation (CFC), and/or sub-advisor

Services Included in Annual Fee Per Fund
▪	Advisor Information Source – On-line access to portfolio management and compliance information.
▪	Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.
▪	USBFS Legal Administration (e.g., registration statement update)
All schedules subject to change depending upon use of unique security types requiring special pricing or accounting arrangements.

Data Services

Pricing Services

▪	$[ ] – Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Mutual Funds, ETFs
▪	$[ ] – Domestic Corporates, Domestic Convertibles, Domestic Governments, Domestic Agencies, Mortgage Backed, Municipal Bonds
▪	$[ ] – CMOs, Money Market Instruments, Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies, Asset Backed, High Yield
▪	$[ ] – Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
▪	$[ ] – Bank Loans
▪	$[ ] – Swaptions
▪	$[ ] – Intraday money market funds pricing, up to [ ] times per day
▪	$[ ] – Credit Default Swaps
▪	$[ ] per Month Manual Security Pricing (>[ ]per day)

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.

Corporate Action and Factor Services (security paydown)

▪	$[ ] per Foreign Equity Security per Month
▪	$[ ] per Domestic Equity Security per Month
▪	$[ ] per CMOs, Asset Backed, Mortgage Backed Security per Month

Third Party Administrative Data Charges (descriptive data for each security)

▪	$[ ] per security per month for fund administrative data

SEC Modernization Requirements

▪	Form N-PORT – $[ ] per year, per Fund
▪	Form N-CEN – $[ ] per year, per Fund

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
Fair Value Services, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, , third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary) and travel related costs.

Additional Services
Additional services not included above shall be mutually agreed upon and documented on the Additional Services fee schedule: additional legal administration (e.g., subsequent new fund launch), daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

* Subject to annual CPI increase – All Urban Consumers – U.S. City Average.
Fees are calculated pro rata and billed monthly.